Exhibit 99.1

For Immediate Release

ClearPoint Neuro, Inc. Reports Record Revenue in Preliminary Fourth Quarter 2020 Results

IRVINE, CA, January 12, 2021 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global therapy-enabling platform company providing navigation and delivery to the brain, today reported preliminary unaudited revenue results for the quarter and full year ended December 31, 2020.

Preliminary 2020 Results:

•	Preliminary unaudited revenue for the fourth quarter of 2020 will be approximately $3.7 million, an increase of 14% over the same period in 2019. Preliminary revenue for the full-year 2020 will be an estimated $12.8 million, representing 14% growth from 2019.
•	The Company supported 175 cases in the fourth quarter of 2020 against the backdrop of continued postponements of elective procedures due to the COVID-19 pandemic.
•	Cash used in operations for the quarter and year ended December 31, 2020, is expected to be approximately $2.4 million and $7.9 million, respectively. The full-year amount includes the payment of $1.0 million in accumulated interest on secured indebtedness that the Company repaid in January 2020.
•	The Company had approximately $20.1 million in cash and cash equivalents at December 31, 2020.

“We were pleased with our revenue performance in the fourth quarter, augmented by capital purchases of ClearPoint installations,” commented Joe Burnett, President and Chief Executive Officer of ClearPoint Neuro. “While some hospitals have resumed capital acquisition activities, we, like most of our peers, continue to see the adverse impact of the most recent surge of COVID-19 cases globally, and we expect downward pressure on elective procedures to continue at least through the first half of 2021. I look forward to providing more detail on our full fourth quarter earnings call, the specifics of which we plan to announce next month.”

About ClearPoint Neuro

ClearPoint Neuro’s mission is to improve and restore quality of life to patients and their families by enabling therapies for the most complex neurological disorders with pinpoint accuracy. Applications of the Company’s current product portfolio include deep-brain stimulation, laser ablation, biopsy, neuro-aspiration, and delivery of drugs, biologics, and gene therapy to the brain. The ClearPoint® Neuro Navigation System has FDA clearance, is CE-marked, and is installed in 60 active clinical sites in the United States. The Company’s SmartFlow® cannula is being used in partnership or evaluation with 25 individual biologics and drug delivery companies in various stages from preclinical research to late-stage regulatory trials. To date, more than 4,000 cases have been performed and supported by the Company’s field-based clinical specialist team which offers support and services for our partners. For more information, please visit www.clearpointneuro.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the impact of COVID-19 and the measures adopted to contain its spread; future revenues from sales of the Company’s ClearPoint Neuro Navigation System products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products; and estimates regarding the sufficiency of the Company’s cash resources. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020, both of which have been filed with the Securities and Exchange Commission, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which the Company intends to file with the Securities and Exchange Commission on or before March 31, 2021.

Contact:

Danilo D’Alessandro, Chief Financial Officer

(949) 900-6833

info@clearpointneuro.com

Jacqueline Keller, Vice President, Marketing

(949) 900-6833

info@clearpointneuro.com